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                                                                   Exhibit 10.47

April 1, 2002

Mary A. Palermo
Co-Chief Operating Officer
Aspen Technology, Inc.
Ten Canal Park
Cambridge, MA 02141


Dear Mary:

In consideration of your position, assisting with the transition of the Company to a new organization, and future work, I propose the following terms of employment:


COMPENSATION AND EMPLOYMENT

     1) You will continue to be employed by AspenTech as Executive Vice President and Co-Chief Operating Officer at least until September 30, 2002. During this time you will report to Larry Evans, Chairman. You will focus on execution of our Aspen 2002 Strategy and implementing the organizational changes. If we acquire Denver, this will be an important component of your responsibilities and activities.

     2) You will continue at your present level of compensation through FY02. You will be eligible for a bonus for FY02 on the same basis as the other comparable members of the executive management team. You will be eligible for a salary increase at such time as any other members of the executive management team. You will continue to receive grants of stock options comparable to other members of the executive management period.

     3) Effective October 1, 2002 you will work in business development for AspenTech for a period of 15 months until December 31, 2003 ("BD Period"). During that time you will continue to be paid at your present base salary. Your stock options will continue to vest during this period. AspenTech will continue to provide an office, secretarial assistance, telephone, and email account during this period. Your responsibilities will be primarily to be provide advice, guidance and business development services, but not to undertake major projects that would involve a significant commitment of effort.

     4) The Company and you may, by mutual agreement, decide that you will remain in your present position or a new position for an extended period beyond September 30, 2002. If this happens, your rate of pay and bonus opportunity for this extended period will be determined by mutual agreement, but will not be reduced, and the 15-month BD Period will begin immediately after the last day of such extended employment as agreed to under this paragraph 4.

     5) On or before the end of the BD Period, the Company and you may, by mutual agreement, decide that you will remain in a business development position beyond December 31, 2003. In such event your rate of pay will be determined by mutual agreement and your stock options would continue to vest during such extended period.

     6) You agree to be fully supportive of the new organization and management and to do your best to help us achieve an enthusiastic transition.

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     7)   You agree to the terms and conditions of Addendum A to this letter on your non-compete, non-solicitation, and confidentiality agreements, and that such obligations will be in force and effect for the later of the period ending December 31, 2004, or two years after termination of employment.

     8) Your compensation, benefits and employment will be structured to achieve as favorable tax and employment treatment as is possible and not otherwise materially detrimental to the interests of the Company.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The Federal and State Courts in the Commonwealth of Massachusetts shall have exclusive jurisdiction over all claims brought in connection with this Agreement.

By signing a copy of this letter you hereby indicate your agreement to the terms and conditions set out in this letter and Addendum A.


                                  ASPEN TECHNOLOGY, INC.


                                  By: /s/ Lawrence B. Evans
                                      --------------------------------
                                  Name:       Lawrence B. Evans
                                       -------------------------------

                                  Title:  Chairman and Chief Executive Officer
                                        ---------------------------------------



Accepted and Agreed to this ___ day of _______, 2002.


/s/ Mary A. Palermo
---------------------------
Mary A. Palermo

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                                   Addendum A
               NON-COMPETE, NON-SOLICITATION, AND CONFIDENTIALITY
               --------------------------------------------------

AGREEMENT NOT TO COMPETE. Mary A. Palermo (the "Employee") agrees that, while serving as an Employee of the Company, she will not serve as an employee or director of any business entity other than the Company and its affiliates that is a competitor of the Company, but may serve as a director of a reasonable number of not-for-profit corporations and may devote a reasonable amount of time to charitable and community service. In consideration of the payments and agreements hereunder, the Employee shall not solicit the Company's, or its affiliates' or subsidiaries' (collectively, the "AspenTech Companies") customers with whom Employee has dealt during the one year prior to the Termination Date, either (i) to cease to do business with the AspenTech Companies, or (ii) to do business with any other firm, partnership, or entity, in actual or proposed competition with the AspenTech Companies. The Employee may hold stock or a limited partnership interest of 5% or less in any publicly traded entity without violating this Agreement.

AGREEMENT NOT TO SOLICIT. In consideration of the payments and agreements hereunder, the Employee shall not solicit any employee of the AspenTech Companies to leave such employment or to provide services to the Employee or any other business entity, whether or not the Employee is employed by such entity, or the Employee has a material financial interest therein.

CONFIDENTIAL INFORMATION: NON-DISCLOSURE. Employee acknowledges that the business of the AspenTech Companies is highly competitive and that the Company has provided and will provide Employee with access to Confidential Information relating to the business of the AspenTech Companies. "Confidential Information" means and includes the AspenTech Companies' confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the AspenTech Companies' relationship with that customer); pricing strategies; plans and strategies for expansion or acquisitions; budgets; customer lists; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the AspenTech Companies; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the AspenTech Companies in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the AspenTech Companies in maintaining their competitive position. Confidential Information shall not include any information that is contained in a printed publication or is or becomes publicly known through no wrongful act or failure to act on the part of the Employee.

Employee agrees that Employee will not, at any time during or after Employee's employment with Company, make any unauthorized disclosure of any Confidential Information of the AspenTech Companies, or make any use thereof, except in the carrying out of her employment responsibilities hereunder. Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the AspenTech Companies' Confidential Information.